Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

FISHER COMMUNICATIONS, INC.,

SINCLAIR BROADCAST GROUP, INC.

and

SINCLAIR TELEVISION OF SEATTLE, INC.

Dated as of April 11, 2013

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 11, 2013, by and among Fisher Communications, Inc., a Washington corporation (the “Company”), Sinclair Broadcast Group, Inc., a Maryland corporation (“Parent”), and Sinclair Television of Seattle, Inc., a Washington corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned Subsidiary of Parent in accordance with the Washington Business Corporation Act (the “WBCA”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and (iv) resolved to recommend that the shareholders of the Company approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted this Agreement and the board of directors of Parent, and a wholly-owned Subsidiary of Parent, as the sole shareholder of Merger Sub, in each case, has adopted this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

(a) Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with another Person.

“Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, but substituting “25 percent” for reference to “10 percent” therein), (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute twenty-five percent (25%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or twenty-five percent (25%) or more of any class of equity securities of the Company or (iii) any tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty-five percent (25%) or more of the outstanding Common Shares, in each case, other than the Merger and the other transactions contemplated by this Agreement.

“Applicable Law” means any applicable order, law, regulation, rule, ordinance, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York are permitted or obligated by law to be closed for regular banking business.

“Claim” means any threatened, asserted, pending or completed action, suit or proceeding, whether instituted by any party hereto, any Governmental Entity or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any of the Company Subsidiaries or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Effective Time.

“Common Share” means one share of common stock, par value $1.25 per share, of the Company.

“Communications Act” means the United States (i) Communications Act of 1934, (ii) Telecommunications Act of 1996 and (iii) Children’s Television Act of 1990.

“Communications Laws” means the FCC Rules and the Communications Act.

“Company Benefit Plans” means each material employee benefit plan, program or arrangement, including any material “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other material plan, agreement or arrangement involving bonus, commission or other incentive compensation, deferred compensation, stock bonus, stock purchase, phantom stock, restricted stock, restricted stock unit, performance stock unit, stock option or stock appreciation rights, change of control, retention or severance benefits, life, accident or travel insurance coverage, disability benefits, supplemental unemployment benefits, health, medical, dental or vision benefits, employee assistance programs, vacation, holiday, sick leave, personal leave, tuition assistance, adoption assistance, fringe benefits, profit-sharing, employee stock ownership and post-retirement compensation, including defined benefit pension plans, in each case, for the benefit of any current or former officer, employee or director of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that (i) is materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the consummation by the Company of the Merger or the other transactions contemplated hereby on a timely basis, except, in each case, to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic or regulatory conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in or events affecting the industries or markets in which the Company and the Company Subsidiaries operate, (d) any effect arising out of a change in U.S. GAAP or Applicable Law, (e) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators (including the FCC), (f) changes in the market price or trading volume of the Common Shares on NASDAQ (provided, that this clause (f) shall not prevent a determination that any change, event, circumstance or effect underlying such failure has resulted in a

Company Material Adverse Effect, unless such change, event, circumstance or effect is otherwise excepted by this definition), (g) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (provided, that this clause (g) shall not prevent a determination that any change, event, circumstance or effect underlying such failure has resulted in a Company Material Adverse Effect, unless such change, event, circumstance or effect is otherwise excepted by this definition), (h) natural disasters, (i) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, (j) compliance by the Company with the terms and conditions of this Agreement, (k) (A) any action by Parent or any of its Affiliates or (B) the omission of an action that was required to be, or reasonably should have been, taken by Parent or any of its Affiliates, (l) any action taken by the Company at the request or with the consent of Parent or any of its Affiliates, (m) damage or destruction of any real property of the Company or any of the Company Subsidiaries to the extent covered by insurance, (n) labor conditions in the industry in which the Company and the Company Subsidiaries operate, (o) any loss (including through non-renewal of expiring contracts) of business from customers, suppliers, vendors, licensors and licensees and similar Persons that conduct business with the Company or any of the Company Subsidiaries or (p) changes, effects or circumstances arising from or relating to the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, except, in the case of clauses (a), (b) and (c), to the extent the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the geographic markets in which the Company and the Company Subsidiaries operate. Any determination as to whether any event, occurrence, fact, condition, change, development or effect has a Company Material Adverse Effect shall be made only after taking into account all effective insurance coverage, third-party indemnification and tax benefits with respect to such event, occurrence, fact, condition, change, development or effect.

“Company Option Plan” means the Amended and Restated Fisher Communications Incentive Plan of 2001, the Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan and any other plan pursuant to which outstanding Options, Restricted Stock Rights or other equity based awards have been granted.

“Company Real Property Leases” means the real property leases, subleases or other occupancy agreements set forth in Section 5.13(a)(ii) of the Company Disclosure Letter pursuant to which the Company Leased Property subject to such leases, subleases or occupancy agreements are leased, subleased or occupied by the Company or any of the Company Subsidiaries.

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation and by-laws of such entity, or any similar organizational documents of such entity.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any mortgage, claim, security interest, encumbrance, license, lien, charge or other similar restriction or limitation.

“Environmental Law” means any Applicable Law relating to the protection of the environment, natural resources, safety or health of human beings or other living organisms (as such relates to exposure to any Hazardous Substance), or to the manufacture, distribution in commerce, use or Release of any Hazardous Substance, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act and all regulations, orders, decisions, and decrees now or hereafter promulgated concerning any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity, any other organization which is a member of the same controlled group as, is under common control with or is an affiliated service group of such entity (within the meaning of Sections 414(b), (c), or (m) of the Code), or is required to be aggregated with such entity under Section 414(o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCC” means the United States Federal Communications Commission and any successor agency.

“FCC Consent” means the grant by the FCC of (i) consent to the transfer of control of the Company, the applicable Company Subsidiaries and South West Oregon Television Broadcasting Corporation and (ii) to the extent applicable, the Satellite Waiver.

“FCC Licenses” means all licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, (i) with respect to Stations KXPI-LD, KYUU-LD and KUNP-LD, issued by the FCC under Subpart G of Part 74 of Title 47 of the Code of Federal Regulations and granted or assigned to the Company or any Company Subsidiary, and (ii) with respect to any other Station, issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and granted or assigned to (a) the Company or any Company Subsidiary or (b) South West Oregon Television Broadcasting Corporation.

“FCC Rules” means the rules, regulations and published policies of the FCC.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“Hazardous Substances” means any of the following and any substance or material that contains any of the following: any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law as a “hazardous substance,” “extremely hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “infectious waste,” “medical waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity, and specifically including asbestos, petroleum and any petroleum products or byproducts, polychlorinated biphenyls, urea formaldehyde, radon gas, methane gas, toxic mold, radioactive materials (including any source, special nuclear or by-product material) and chlorofluorocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter as of the date hereof.

“Knowledge of Parent” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter as of the date hereof.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“NASDAQ” means the NASDAQ Global Market.

“Option” means each option to purchase Common Shares granted pursuant to a Company Option Plan that is outstanding and unexercised as of the Effective Time.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would (i) prevent or materially impair or delay consummation of the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations hereunder.

“Pension Plan” means a plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Permits” means registrations, applications, licenses, requests for exemptions, permits, certifications, approvals, consents and other regulatory authorizations issued or granted by a Governmental Entity, including the FCC Licenses.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP on the Company’s books and records, (b) Encumbrances securing indebtedness or liabilities that are included in the Company Reports, (c) inchoate mechanics’ and materialmen’s Encumbrances, (d) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances arising in the ordinary course of business of the Company or any Company Subsidiary, (e) zoning restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, (f) interests of any lessor or lessee to any Company Leased Property, (g) Encumbrances and obligations arising under or in connection with the Company Contracts, (h) Encumbrances that would be disclosed on current title reports or surveys and any other Encumbrances of public record, (i) licenses of Intellectual Property, (j) transfer restrictions on any securities of the Company imposed by Applicable Law, (k) purchase money liens and Encumbrances securing rental payments under capital lease arrangements, (l) Encumbrances which are set forth in any Permits and (m) any other Encumbrances (i) being contested in good faith in the ordinary course of business, (ii) for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) or (iii) which are not reasonably likely to adversely interfere in any material respect with the use of the properties or assets encumbered thereby as presently used.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Program Rights” means all rights of the Stations to broadcast television programs or shows and other material as part of the Stations’ programming, including all rights of the Stations under all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission into the environment.

“Restricted Stock Right” means a restricted stock right or a restricted stock unit issued by the Company pursuant to a Company Option Plan that (i) as of the date hereof, vests solely on the basis of time and (ii) is outstanding as of the Effective Time, pursuant to which the holder has a right to receive Common Shares after the vesting or lapse of restrictions applicable to such restricted stock right or restricted stock unit.

“Satellite Waiver” means, collectively, requests filed as part of the FCC Applications seeking the FCC consent and authority to permit the continued operation, pursuant to 47 C.F.R. § 73.3555 and Note 5 thereto, of (i) KPIC(TV) and KCBY-TV as “satellites” of KVAL-TV and (ii) KEPR-TV and KLEW-TV as “satellites” of KIMA-TV.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stations” means those certain television and radio broadcast stations set forth on Section 5.6(c) of the Company Disclosure Letter.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means an Alternative Transaction Proposal made after the date hereof and not resulting from a breach of Section 8.4 and having terms which the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would result in a transaction that (i) if consummated, is more favorable from a financial point of view to holders of Common Shares than the Merger (taking into account any changes to the terms of this Agreement as may be proposed by Parent in response to such Superior Proposal pursuant to Section 8.4(b)) and (ii) is reasonably likely to be consummated on the terms proposed; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty-five percent (25%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Taxes” means (i) any and all federal, state, local, foreign, provincial or territorial taxes, or any levies, duties, assessments and other governmental charges of any nature, whether imposed directly or through withholding by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, environmental, customs duty, stamp, property, sales, use, occupancy, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, production ad valorem and value added taxes, (ii) all liability for the payment of any amounts of the type described in clause (i) above as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto) and (iii) all liability for the payment of any amounts as a result of (A) an express or implied obligation to succeed to or (B) to the extent the principal subject of the underlying agreement is Taxes, an express contractual obligation to indemnify or otherwise assume, the liability of any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii) above.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the imposition of such Tax.

“U.S. GAAP” means United States generally accepted accounting principles.

(b) Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. When used in reference to the Company or the Company Subsidiaries, the term “material” shall be measured against the Company and the Company Subsidiaries, taken as a whole. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
2013 Option	Section 4.3(a)
2013 Restricted Stock Right	Section 4.3(b)
Adverse Recommendation Change	Section 8.4(b)
Agreement	Introduction
Articles of Merger	Section 2.3
Benefits Continuation Period	Section 8.7(a)
Book-Entry Shares	Section 4.1(b)
By-Laws	Section 3.2
CERCLA	Section 1.1
Certificate	Section 4.1(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2(e)
Company	Introduction
Company Board	Recitals
Company Contract	Section 5.15(a)
Company Employees	Section 8.7(a)
Company IP	Section 5.18(a)
Company Leased Property	Section 5.13(a)
Company Lessor Agreements	Section 5.13(a)

Company Owned Property	Section 5.13(a)
Company Real Property	Section 5.13(a)
Company Reports	Section 5.7(e)
Company Shareholder Approval	Section 5.4(a)
Company Shareholders’ Meeting	Section 8.3
Company Subsidiaries	Section 5.2(a)
Company Termination Fee	Section 10.3(a)
Confidentiality Agreement	Section 8.1
Dissenting Shares	Section 4.1(a)
Effective Time	Section 2.3
Electronic Data Room	Section 5.24
Excluded Shares	Section 4.1(a)
FCC Applications	Section 8.5(c)
Governmental Requirements	Section 5.5(a)
Indemnified Parties	Section 8.8(a)
Intellectual Property	Section 5.18(d)
Intervening Event Adverse Recommendation Change Merger	Section 8.4(b) Recitals
Merger Consideration	Section 4.1(a)
Merger Fund	Section 4.2(a)
Merger Sub	Introduction
New Plans	Section 8.7(b)
New York Courts	Section 11.5(b)
Outside Date	Section 10.1(b)
Parent	Introduction
Paying Agent	Section 4.2(a)
PBGC	Section 5.16(c)
Proxy Statement	Section 8.2(a)
Renewal Application	Section 8.5(d)
Representatives	Section 8.1
Section 16	Section 8.13
Superior Proposal Adverse Recommendation Change	Section 8.4(b)
Superior Proposal Notice	Section 8.4(b)
Surviving Charter	Section 3.1
Surviving Corporation	Section 2.1
Tax Return	Section 5.12(a)
Voting Company Debt	Section 5.3(b)
WBCA	Recitals

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (New York time) on the second (2nd) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file the articles of merger as contemplated by the WBCA (the “Articles of Merger”), together with any required related certificates, filings and recordings, with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, the WBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington or at such later date and time as the Company and Parent may agree upon and as is set forth in such Articles of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Articles of Incorporation. Subject to Section 8.8, the articles of incorporation of the Company shall be amended in their entirety at the Effective Time to be in the form of Exhibit A, and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation (the “Surviving Charter”) until thereafter amended as provided therein or by Applicable Law.

Section 3.2 By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to contain such provisions as are necessary to give full effect to Section 3.1 (as so amended, the “By-Laws”).

Section 3.3 Directors and Officers. Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held by Parent or Merger Sub (“Excluded Shares”), (ii) Common Shares held by any Subsidiary of either the Company or Parent (other than Merger Sub) and (iii) Common Shares the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to be paid the fair value of such Common Shares in accordance with Chapter 23B.13 of the WBCA and (C) has not effectively withdrawn or lost its rights to be paid the fair value of such Common Shares (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article IV, $41.00 in cash, without interest (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”).

(b) Cancellation of Common Shares.

(i) Each Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) or Common Shares represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares, Dissenting Shares or Common Shares described in Section 4.1(b)(iii) below) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(iii) Each Common Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.2 Exchange of Certificates for Merger Consideration.

(a) Paying Agent and Procedures.

(i) Prior to the Effective Time, the Company shall select a bank or trust company reasonably acceptable to Parent as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificates and Book-Entry Shares, cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article IV (such cash being hereinafter referred to as the “Merger Fund”). Parent shall be responsible for all fees and expenses of the Paying Agent.

(ii) The Merger Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this Article IV, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation.

(iii) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail

(and to make available for collection by hand) to each holder of record of Common Shares (A) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(iv) Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, each holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof in the form of a check to be mailed within three (3) Business Days of receipt by the Paying Agent of such Certificates or Book-Entry Shares, and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(v) In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares and other eligible Persons in accordance with this Article IV following one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any such holder who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain liable, for payment of any such holder’s claim for the Merger Consideration.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

(e) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall each be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any holder or former holder of Common Shares, Restricted Stock Rights or Options such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of the former holder of Common Shares, Restricted Stock Rights or Options, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the holder or former holder of the Common Shares, Restricted Stock Rights or Options in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be. Parent, the Surviving Corporation and the Paying Agent shall, to the extent reasonable, cooperate with each other and with the former holders of the Common Shares, Restricted Stock Rights or Options in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) No Other Rights. Until surrendered or transferred, as applicable, in accordance with this Section 4.2, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the Common Shares formerly represented thereby.

Section 4.3 Treatment of Options and Restricted Stock Rights.

(a) Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option (whether vested or unvested) shall be fully vested; provided, however, that each Option granted during calendar year 2013 (a “2013 Option”) shall be vested to the extent provided in the stock option agreement applicable to such 2013 Option, and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (y) (i) the number of Common Shares subject to each such Option that is not a 2013 Option or (ii) the number of Common Shares subject to the vested portion of each 2013 Option, as applicable.

(b) Restricted Stock Rights. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Restricted Stock Rights, each Restricted Stock Right (whether vested or unvested) shall be fully vested; provided, however, that each Restricted Stock Right granted during calendar year 2013 pursuant to a new award made in calendar year 2013 (a “2013 Restricted Stock Right”) shall be vested to the extent provided in the award agreement applicable to such 2013 Restricted Stock Right, and shall be canceled, with the holder of each such Restricted Stock Right becoming entitled to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) equal to the product of (A) the Merger Consideration multiplied by (B) (i) the number of Common Shares subject to each such Restricted Stock Right that is not a 2013 Restricted Stock Right held by such holder immediately prior to the Effective Time or (ii) the number of Common Shares subject to the vested portion of each 2013 Restricted Stock Right held by such holder immediately prior to the Effective time, as applicable.

(c) Unless a later time for payment is expressly provided in this Section 4.3 or is otherwise agreed between Parent and an individual holder, the Surviving Corporation shall pay the holders of Options and

Restricted Stock Rights the cash payments described in this Section 4.3 promptly after the Effective Time, but in any event not later than the fifth (5th) Business Day after the Effective Time.

(d) Except as may otherwise be permitted pursuant to Section 7.1, the Company shall not grant any Option or Restricted Stock Right award on or after the date hereof.

Section 4.4 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Chapter 23B.13 of the WBCA (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Chapter 23B.13 of the WBCA); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent or its dissenters’ rights under Chapter 23B.13 of the WBCA, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a). The Company shall notify Parent as promptly as reasonably practicable of any written demands received by the Company for payment of the fair value of any Common Shares and shall provide Parent a reasonable opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except as required by Applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 4.5 Adjustments to Prevent Dilution. In the event that, at any time during the period from the date hereof to the Effective Time, the Company, subject to Section 7.1(d), changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the Company Disclosure Letter and except as (i) disclosed in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company or (ii) incorporated by reference into any such document, in each case with respect to clauses (i) and (ii), on or after January 1, 2012 and prior to the date hereof, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Corporate Status. The Company (a) is a corporation duly organized and validly existing under the laws of the State of Washington, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of its Constituent Documents, as amended and in effect on the date hereof.

Section 5.2 Company Subsidiaries.

(a) Section 5.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company (collectively, the “Company Subsidiaries”), and the state or jurisdiction of its organization. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 5.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of Twelve Million (12,000,000) Common Shares. At the close of business on April 9, 2013, (i) 8,839,833 Common Shares were issued and outstanding, (ii) no Common Shares were held in treasury by the Company and (iii) 115,487 Common Shares were reserved for issuance pursuant to the Company’s stock plans listed on Section 5.3(a) of the Company Disclosure Letter. Except as set forth above, at the close of business on April 9, 2013, no Common Shares were issued, reserved for issuance or outstanding. All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth in Section 5.3(a) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking. As of the date hereof, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. There are no contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any Company Subsidiary.

Section 5.4 Authority for Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least two-thirds (2/3) of the outstanding Common Shares entitled to vote in accordance with the WBCA (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Shareholder Approval and the filing of the Articles of Merger pursuant to the WBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopting this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for their approval and (iv) recommending that the shareholders of the Company approve this Agreement.

Section 5.5 Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity except for (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the FCC Consent, (iv) the applicable requirements of NASDAQ, (v) the filing of the Articles of Merger pursuant to the WBCA, (vi) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i) through (vi), collectively, the “Governmental Requirements”) and (vii) any such consent, approval, authorization, Permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to the Company Shareholder Approval, violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under any Company Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Shareholder Approval and all consents, approvals, authorizations and Permits contemplated in clauses (i) through (vi) in Section 5.5(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

Section 5.6 Compliance with Laws; Permits; FCC Matters.

(a) Neither the Company nor any Company Subsidiary is in violation of and, to the Knowledge of the Company, no written notice has been given of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. This Section 5.6(a) does not relate to any employee benefit plan, employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have all Permits required to conduct their respective businesses as now conducted and (ii) are in compliance with all such Permits.

(c) The Company Subsidiaries identified on Section 5.6(c) of the Company Disclosure Letter are the holders of the FCC Licenses, which constitute all of the FCC Licenses of the Stations. Such FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded, terminated or expired. The Company and the Company Subsidiaries have (i) operated each Station in compliance with the Communications Laws and the FCC Licenses in all material respects, (ii) timely filed all material registrations and reports required to have been filed with the FCC relating to the FCC Licenses, (iii) paid or caused to be paid all FCC regulatory fees due in respect to each Station and (iv) completed or caused to be completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction Permits issued to modify the FCC Licenses. There are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or, to the Knowledge of the Company, threatened before the FCC relating to the Stations, other than proceedings affecting broadcast stations generally. None of the Company or the Company Subsidiaries, nor any of the Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding. There is not (i) pending, or, to the Knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Stations, the Company or any Company Subsidiary with respect to the Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such FCC Licenses. Such FCC Licenses have been issued for the terms expiring as indicated on Section 5.6(c) of the Company Disclosure Letter and the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 5.6(c) of the Company Disclosure Letter. To the Company’s Knowledge, there are no facts or circumstances relating to the Stations, the Company or any of its Affiliates, which would reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Parent, (b) materially delay the obtaining of the FCC Consent or (c) cause the FCC to impose any material condition on its granting of the FCC Consent. The Company has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Company, any Company Subsidiary, the Company’s or any Company Subsidiary’s operation of the Stations or the FCC Licensees.

Section 5.7 Company Financial Statements; SEC Reports.

(a) The consolidated financial statements (including any notes thereto) contained in the Company Reports have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments. The consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows included in such financial statements present fairly in all material respects the consolidated results of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments. The accounting books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in a manner that permits the Company to prepare its consolidated financial statements in conformity with U.S. GAAP.

(b) The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient in all material respects to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of the Company Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in reports the Company files under the Exchange Act is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(d) (i) The Company has not received any notice from the Staff of the SEC of any formal or informal investigations of the Company by the SEC (other than any such investigation that has been resolved prior to the date hereof) and (ii) to the Knowledge of the Company, as of the date hereof, there are no pending (A) formal or informal investigations of the Company by the SEC or (B) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. There are no pending investigations by the Audit Committee of the Company Board regarding any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. As of the date hereof, to the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the Knowledge of the Company, as of the date hereof, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(e) The Company and each Company Subsidiary has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC since December 31, 2011 (the “Company Reports”). As of its respective date, each Company Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 5.7(a), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information furnished by the Company to the SEC solely for the purpose of complying with Regulation FD promulgated under the Exchange Act.

(f) Since December 31, 2011, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports.

(g) The representations and warranties contained in this Section 5.7 shall be the exclusive representations and warranties with respect to such matters.

Section 5.8 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the shareholders of the Company, and at the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.9 Absence of Certain Changes. Except as contemplated hereunder, since December 31, 2012 through the date hereof, (a) there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course.

Section 5.10 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities required by U.S. GAAP to be reflected on the Company’s consolidated balance sheets, except for (a) liabilities reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) included in the Company’s financial statements, (b) liabilities incurred in the ordinary course of business since December 31, 2012, (c) liabilities arising under the terms of any contract or Permit binding upon the Company or any of the Company Subsidiaries, (d) liabilities permitted by, or incurred pursuant to, this Agreement and (e) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries do not have any indebtedness for borrowed money evidenced by a credit agreement, note, debenture, bond or similar security (and, for the avoidance of doubt, excluding any trade payables or other current liabilities or obligations), other than any intercompany indebtedness.

Section 5.11 Litigation. As of the date hereof, there (a) is no material suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries and (b) is no material judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries. This Section 5.11 does not relate to any employee benefit plan, employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

Section 5.12 Taxes.

(a) Tax Returns. The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed (in each case, after giving effect to any valid extensions of time in which to make such filings) all material returns, statements, forms and reports for Taxes (including elections, declarations, disclosures, schedules, estimates and information returns) (each, a “Tax Return”) that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns were complete and accurate in all material respects.

(b) Payment of Taxes. All material Taxes and Tax liabilities of the Company and the Company Subsidiaries due and payable (whether or not shown on any Tax Return) have been duly and timely (after giving effect to any valid extensions of time in which to make such payment) paid or contested in good faith and accrued on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP.

(c) Other Tax Matters.

(i) Neither the Company nor any Company Subsidiary is currently the subject of an audit or other examination relating to material Tax Returns or to the payment of material Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state or locality nor has the Company nor any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is pending.

(ii) Neither the Company nor any Company Subsidiary is presently contesting any material Tax liability of the Company or such Company Subsidiary before any court, tribunal or agency.

(iii) All material Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(d) None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group for tax purposes under state, local or foreign law (other than the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law.

(e) To the Knowledge of the Company, none of the Company or any of the Company Subsidiaries (i) has transferee or successor liability for the unpaid material Taxes of any other Person, (ii) has granted any extension for the assessment or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which Taxes have not since been paid, (iii) is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities, (iv) has a permanent establishment within the meaning of Article 5 of the Organisation for Economic Co-operation and Development Model Tax Convention in any country other than the country of its organization or (v) has granted to any Person any power of attorney that is currently in force with respect to any material Tax matter.

(f) To the Knowledge of the Company, none of the Company or any Company Subsidiary has been a beneficiary of or participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2).

(g) Neither the Company nor any of the Company Subsidiaries is a party to any contract providing for the allocation or sharing of Taxes with a Person other than the Company or a Company Subsidiary (other than customary Tax gross-up or Tax indemnification provisions in credit agreements, derivatives, leases and other commercial agreements entered into in the ordinary course of business).

(h) Neither the Company nor any of the Company Subsidiaries will be required to include any material amount in income for any taxable period as a result of a change in accounting method for any taxable period ending after the Effective Date or pursuant to any agreement with any Taxing Authority with respect to such taxable period.

(i) The representations and warranties of the Company made in this Section 5.12 and in Section 5.16 are the only representations and warranties made by the Company with respect to matters relating to Taxes.

Section 5.13 Title to Property.

(a) Section 5.13(a) of the Company Disclosure Letter identifies, as of the date hereof:

(i) all real properties (by name and location) owned by the Company or any Company Subsidiary (the “Company Owned Property”);

(ii) all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by the Company or any Company Subsidiary as lessee, sublessee or occupant (the “Company Leased Property”). The Company Owned Property and the Company Leased Property are referred to herein collectively as the “Company Real Property” and

(iii) all material leases, subleases and occupancy agreements for Company Real Property to which the Company or any Company Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Company Lessor Agreements”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiaries have good and valid title to the Company Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Company Leased Property, sufficient to allow each of the Company and the Company Subsidiaries to conduct their business as and where currently conducted, and (ii) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any of the Company Real Property. With respect to each of the Company Real Property Leases and Company Lessor Agreements, (i) such Company Real Property Lease or Company Lessor Agreement is valid and binding on the Company or the Company Subsidiaries, as applicable, (ii) none of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party to such Company Real Property Lease or Company Lessor Agreement, is in material breach or material violation of, or in material default under, such Company Real Property Lease or Company Lessor Agreement and (iii) to the Knowledge of the Company, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Company Real Property Lease or Company Lessor Agreement.

(c) Each of the Company and the Company Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the Company Real Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Encumbrances.

Section 5.14 Environmental Matters.

(a) There has been no Release of any Hazardous Substance at, on, under or from any Company Real Property or, during the period of ownership, lease or operation by the Company or any Company Subsidiary, any real property formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be likely to result in a material liability under any Environmental Law for the Company or any Company Subsidiary. The Company and each Company Subsidiary is in material compliance with, and for the past three (3) years has been in material compliance with, all applicable Environmental Laws, which compliance includes having all material Permits required under applicable Environmental Laws to conduct their respective businesses as now conducted, and the Company and the Company Subsidiaries are in material compliance with all such Permits. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing asserting any material liability under Environmental Law against the Company or any of the Company Subsidiaries.

(b) Neither the Company nor any Company Subsidiary (i) has received any written notice, notification, demand, request for information, citation, summons, complaint or order with respect to any actual or alleged material violation of Environmental Law, any actual or alleged material Release of any Hazardous Substance, or been notified in writing that it is a responsible party or potentially responsible party for any material amount under CERCLA or any other Environmental Law, except, in each case of this clause (i), to the extent there are no ongoing obligations or liabilities of the Company or any Company Subsidiary, or (ii) is a party to or otherwise subject to any judgment, decree, order, or consent agreement relating to any material violation of Environmental Law or the cleanup of any Hazardous Substance.

(c) To the Knowledge of the Company, the Company Owned Property does not contain any underground storage tanks, or piping, septic tanks, drains, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles, or the unauthorized or unpermitted presence of any Hazardous Substance that would reasonably be expected to result in a material liability under any Environmental Law for the Company or any Company Subsidiary.

(d) The Company is, and at all times has been, in compliance in all material respects with the consent decree entered in U.S. v. Port of Seattle, et al., (Civ. No. C95-1495Z) in the U.S. District Court for the Western District of Washington relating to the Harbor Island Superfund Site in Seattle, Washington, and with the 2010 Amended and Restated PRP Participation Agreement for the Harbor Island Superfund Site, effective October 1, 2010.

(e) The Company and the Company Subsidiaries have made available to Parent all Permits required under applicable Environmental Laws, and all material environmental reports, agreements, audits, studies, investigations, and other written environmental information created within the past five (5) years in its custody, possession or control concerning the Company, any Company Subsidiary, their respective businesses or operations, or any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

(f) The representations and warranties in this Section 5.14 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

Section 5.15 Contracts.

(a) Except for this Agreement, any contract filed with the SEC by the Company as an exhibit to any report, schedule, form, statement and other document prior to the date of this Agreement but on or after January 1, 2013, and any contract set forth on Section 5.15(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any of the following:

(i) any contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any contract containing covenants binding upon the Company or the Company Subsidiaries that materially restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area or with any Person;

(iii) Any contract for any acquisition or disposition pursuant to which the Company or any Company Subsidiary is subject to continuing indemnification or “earn-out” obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be likely to result in payments by the Company or any Company Subsidiary in excess of One Million Dollars ($1,000,000);

(iv) any contract that is a local marketing agreement, joint sales agreement or similar agreement;

(v) any contract relating to Program Rights that involves cash payments or cash receipts of One Hundred Thousand Dollars ($100,000) or more over the remaining term of such contract;

(vi) any contract with The Nielsen Company;

(vii) any retransmission consent or copyright indemnification agreements with MVPDs with more than ten thousand (10,000) subscribers with respect to each Station;

(viii) any contract for the acquisition, sale, lease or license of material properties or assets of the Company or the Company Subsidiaries outside the ordinary course of business (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2012; or

(ix) any contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in the Company or any Company Subsidiary and other than (A) extensions of credit in the ordinary course of business, (B) investments in marketable securities in the ordinary course of business and (C) any such contract pursuant to which there are no outstanding obligations).

Each of the contracts of the type described in this Section 5.15(a) is referred to in this Agreement as a “Company Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract, (ii) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Contract (in each case, with or without notice or lapse of time or both), (iii) each Company Contract is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (iv) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.

Section 5.16 Employee Benefit Plans; ERISA.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided or made available to Parent and Merger Sub complete and correct copies of (i) such Company Benefit Plan (or a description of material terms if there is no written plan document) and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, (A) the most recent actuarial valuation reports, (B) the most recent Form 5500 filed with the Department of Labor and all schedules thereto, (C) all current summary plan descriptions, (D) all trust agreements, insurance contracts or other funding arrangements relating to any Company Benefit Plan, (E) any material correspondence with the IRS, the Department of Labor or another relevant Governmental Entity concerning any Company Benefit Plan, and (F) all amendments and modifications to any of the foregoing.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter, opinion letter or advisory letter from the IRS as to its qualification under the Code, copies of which have been made available to Parent.

(c) Liability; Compliance.

(i) Neither the Company, nor any ERISA Affiliate of the Company, has in the past six (6) years maintained, sponsored or been required to contribute to a Pension Plan, or any multiemployer pension plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) that is unsatisfied with respect to a Pension Plan (other than PBGC premiums) or the IRS under Title IV of ERISA or Section 412 of the Code that could reasonably be expected to result in the imposition of any material liability on Parent or any of its ERISA Affiliates or the imposition of any material lien on the assets of the Company.

(ii) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including but not limited to ERISA, the Code, the Social Security Act, the Securities Act and the Exchange Act. All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by any such plan, agreement or Applicable Law, except to the extent failure to do so, individually or in the aggregate, would not be reasonably likely to result in a material liability to the Company or any of the Company Subsidiaries.

(iii) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant or beneficiary in any Company Benefit Plan, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will, pursuant to any Company Benefit Plan, (a) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, consultant or director of the Company or any Company Subsidiaries, (b) materially increase any benefits otherwise payable to any such individual or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(e) No Company Benefit Plan, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G (without regard to subsections (b)(4) or (b)(5) thereof) or Code Section 162(m) as a result of the consummation of the transactions contemplated hereby, alone or together with any other event. Each Company Benefit Plan that is a nonqualified deferred compensation arrangement subject to Code Section 409A complies in all material respects with the requirements thereof and the IRS guidance issued thereunder, in both form and operation, and no such arrangement or payment to be made under pursuant to any such arrangement has incurred or, to the Knowledge of the Company, would reasonably be likely to give rise to, a material Tax or penalty under Code Section 409A(a)(1) or Code Section 409A(b).

Section 5.17 Labor Matters.

(a) None of the Company or any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement or any similar agreement with any labor union or other labor organization.

(b) To the Knowledge of the Company, no labor union is, or any employees of the Company or any Company Subsidiaries are, currently engaged in union organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries. As of the date hereof, there is no strike, slowdown, picketing, work stoppage or other similar material labor activity pending or, to the Knowledge of the Company, threatened in writing with respect to any employees of the Company or any of the Company Subsidiaries and there has been no such activity in the last three (3) years. There are no material labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened in writing with respect to any employee of the Company or any of the Company Subsidiaries.

(c) None of the Company or any of the Company Subsidiaries has committed any unfair labor practice in any material respect and the Company and each of the Company Subsidiaries are in material compliance with all Applicable Laws respecting employment, employment practices, terms and conditions of employment, wrongful termination, negligent hiring, worker classification, affirmative action, drug testing, whistleblowing, prohibited discrimination, human rights, equal employment, pay equity, fair employment practices, meal and rest periods, invasion of privacy, defamation, immigration status, employee safety and health, workers’ compensation, wages (including overtime wages), compensation and hours of work.

(d) There are (i) no actions, suits, claims, audits, unfair labor practice complaints, administrative matters, labor disputes or grievances pending (or, to the Knowledge of the Company, threatened) and (ii) to the Knowledge of the Company, no investigations pending or threatened before or by any Governmental Entity, in each case with respect to clauses (i) and (ii), relating to any such matters concerning and/or affecting the current or former employees or independent contractors of the Company or any of the Company Subsidiaries that would be reasonably likely to result in a material liability to the Company or any of the Company Subsidiaries prior to the Effective Time or to Parent or any of its Subsidiaries on or after the Effective Time (including the Surviving Company).

Section 5.18 Intellectual Property Rights.

(a) Section 5.18 of the Company Disclosure Letter sets forth a true and complete list of Intellectual Property owned by the Company or the Company Subsidiaries that is registered or subject to pending applications for registration. The Company and the Company Subsidiaries own all right, title and interest in and to, free of all Encumbrances other than Permitted Encumbrances, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole as now being conducted (the “Company IP”). To the Knowledge of the Company, each of the Company IP set forth in Section 5.18 of the Company Disclosure Letter is valid, subsisting and enforceable.

(b) To the Knowledge of the Company, (i) no Company IP owned by the Company or a Company Subsidiary is being infringed, misappropriated or otherwise violated by any third party and (ii) neither the Company nor any Company Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), that would reasonably be expected to result in a material liability for the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received written notice of any such claims (as set forth in subsections (i) and (ii) herein) during the past year and there are no claims against the Company or any Company Subsidiary presently pending or, to the Knowledge of the Company, threatened, alleging material infringement, misappropriation or other violation of any third-party Intellectual Property. There is no material outstanding consent decree, settlement, order, injunction, judgment or ruling restricting the use or ownership of any Company IP issued directly to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary is a party to any such material outstanding consent decree, settlement, order, injunction, judgment or ruling and, to the Knowledge of the Company, the Company and the Company Subsidiaries are not otherwise subject to any such material outstanding consent decree, settlement, order, injunction, judgment or ruling.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim or dispute regarding or disputing the ownership, registrability or enforceability of, or use by, the Company or any Company Subsidiary, of any Company IP owned by the Company or a Company Subsidiary, except with respect to office actions in connection with applications in the ordinary course of prosecution of any applied for Intellectual Property.

(d) For purposes of this Agreement, “Intellectual Property” means patents, trademarks, trade names, service marks, copyrights and all pending applications for and registrations of any of the foregoing, domain names, trade secrets and other proprietary intellectual property rights recognized under Applicable Law.

Section 5.19 Insurance.

Except where such breach or default or the failure to be so in force and effect, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, (b) no coverage under any insurance policy will be adversely affected in any material respect by the Merger and (c) neither the Company nor any Company Subsidiary is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.

Section 5.20 Anti-Takeover Laws. Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 23B.19.010 et. seq. of WBCA, and, accordingly, no such Section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.21 MVPD Matters. Section 5.21 of the Company Disclosure Letter contains, as of the date hereof, (i) a list of all retransmission consent agreements with MVPDs with more than 10,000 subscribers with respect to each broadcast television Station and (ii) a list of the MVPDs that, to the Knowledge of the Company, carry any broadcast television Station and have more than 10,000 subscribers with respect to each such Station outside its Market. To the Knowledge of the Company, the Company or the applicable Company Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 10,000 subscribers in any of the Stations’ Markets. Since December 31, 2011 and until the date hereof, (x) no such MVPD has provided written notice to the Company or any Company Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of the Company, sought any form of relief from carriage of a broadcast television Station from the FCC and (y) neither the Company nor any Company Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a broadcast television Station from carriage or to change such Station’s channel position.

Section 5.22 Opinion of Financial Advisor. The Company Board has received an opinion from Moelis & Company, dated as of the date hereof, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares.

Section 5.23 Brokers. No Person other than Moelis & Company is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided or made available to Parent a copy of the engagement letter for Moelis & Company related to the transactions contemplated by this Agreement.

Section 5.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their respective Representatives’ or Affiliates’ or such other Person’s use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives or Affiliates or such other Person, including any information made available in the electronic data room for Project Flapjack run by Merrill Corporation and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Corporate Status. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the Constituent Documents of Parent and Merger Sub, as amended and currently in effect.

Section 6.2 Authority for Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for the approval of this Agreement by a wholly-owned Subsidiary of Parent as the sole shareholder of Merger Sub, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3 Consents and Approvals; No Violations.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity except for (i) the Governmental Requirements and (ii) any such consent, approval, authorization, Permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, approvals, authorizations and Permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which Parent or Merger Sub is subject.

Section 6.4 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the shareholders of the Company, and at the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion therein.

Section 6.5 Litigation. As of the date hereof, there (a) is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and (b) is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6 Absence of Certain Agreements. There are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate in any way to the Company or any of the Company Subsidiaries or the transactions contemplated hereby or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 6.7 Availability of Funds. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has, and will cause Merger Sub to have, at or prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 6.8 Ownership of Common Shares. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares. Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “acquiring person” of the Company, as such quoted term is defined in Section 23B.19.020 of the WBCA.

Section 6.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of One Thousand (1,000) shares of common stock, par value $0.01 per share, of which One Hundred (100) shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by a wholly-owned Subsidiary of Parent.

Section 6.10 Qualification. Parent is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the Stations under the Communications Laws, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. There are no facts or circumstances that would, under the Communications Laws or any other Applicable Law, disqualify Parent as the transferee of control of any of the FCC Licenses or as the owner and operator of the Stations. Except for the Satellite Waiver, no waiver of or exemption, whether temporary or permanent, from any provision of the Communications Laws, or any divestiture or other disposition by Parent or any of its Affiliates of any asset or property, is necessary for the FCC Consent to be obtained, and, to the Knowledge of Parent, there are no facts or circumstances related to Parent or any of its Affiliates, including their respective FCC qualifications, which might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Parent, (b) materially delay the obtaining of the FCC Consent or (c) cause the FCC to impose any material condition on its granting of the FCC Consent.

Section 6.11 Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided by or on behalf of Parent or Merger Sub.

Section 6.13 Acknowledgement of Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and the Company Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room and (b) have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article V, (x) neither the Company nor any of the Company Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub have not relied and are not relying on any representation or warranty, (y) no Person has been authorized by the Company or any of the Company Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room, via confidential memorandum, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article V. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, which consent may not be unreasonably withheld, delayed or conditioned, or except as listed on Section 7.1 of the Company Disclosure Letter, otherwise permitted by or provided for in this Agreement or as may be required by Applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice (including operating, in all material respects, in compliance with the Communications Laws) and (y) use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with any customers, suppliers, vendors, licensors and licensees with which it has material business relations; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any provision of this Section 7.1 shall be deemed a breach of clauses (x) or (y) unless such action would constitute a breach of such specific provision. In addition to and without limiting the generality of the foregoing, except as listed on Section 7.1 of the Company Disclosure Letter, otherwise permitted by or provided for in this Agreement or as may be required by Applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent, which consent may be withheld or given in Parent’s sole discretion (except in the case of clauses (c), (d), (h)(iii), (j), (l), (m) and (o), with respect to which Parent shall not unreasonably withhold, delay or condition Parent’s prior written consent and in the case of clause (r), as may be applicable to the foregoing clauses), the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose, any change in its Constituent Documents;

(b) declare, set aside or pay any shareholder dividend or other distribution, except for (i) any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary and (ii) the payment of regular quarterly cash dividends;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial equity or voting interest in any Person, except that a Company Subsidiary may merge or consolidate with another Company Subsidiary, or (ii) any assets that would be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except, with respect to clause (ii), in the ordinary course of business consistent with past practice;

(d) sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary, other than (i) in the ordinary course of business consistent with past practice (including licenses of Intellectual Property) or (ii) pursuant to existing written contracts or commitments;

(e) (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Shares (A) in respect of Options outstanding on the date hereof and (B) in respect of Restricted Stock Rights outstanding on the date hereof), (ii) accelerate the vesting of any Options or Restricted Stock Rights (other than as required pursuant to preexisting contractual commitments), (iii) split, combine or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or (iv) purchase or redeem any shares of capital stock of the Company or any Company Subsidiary or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than (A) as otherwise contractually required, (B) any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests or (C) in connection with the exercise of Options or the vesting of Restricted Stock Rights (including in connection with any required withholding Taxes related to such exercise or vesting);

(f) incur, guarantee or assume any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any Person, other than (i) in the ordinary course of business consistent with past practice or (ii) any intercompany indebtedness, loan, advance, capital contribution or investment;

(g) grant any increase in the base salary of their respective employees, other than increases pursuant to currently existing contractual arrangements or in the ordinary course of business consistent with past practice; provided, that except for increases required by currently existing contractual arrangements, any increases in base salary received by an employee of the Company or any Company Subsidiary prior to the Effective Time shall not in the aggregate exceed the lesser of (i) increases consistent with past practice and (ii) the then-effective Consumer Price Index for All Urban Consumers promulgated from time to time by the U.S. Department of Labor;

(h) (i) establish or enter into any new arrangement constituting a Company Benefit Plan or materially amend or modify any existing Company Benefit Plan (other than, in each case, with respect to agreements for new hires in the ordinary course of business consistent with past practice or as may be required by Applicable Law), (ii) other than in the ordinary course of business, hire or terminate the employment of any executive officer of the Company (other than (A) any hiring pursuant to an employment agreement terminable on less than thirty

(30) days’ notice without penalty (including severance) or in accordance with Applicable Law or (B) any termination as a result of “cause”) or (iii) enter into any new, or modify the terms of any existing, collective bargaining agreement covering employees of the Company or any of the Company Subsidiaries;

(i) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or Applicable Law;

(j) pay, discharge, settle or satisfy any litigation, arbitration, proceeding or claim which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of the Company or any Company Subsidiary in any material respect, or would require the payment by the Company or any Company Subsidiary of an amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, after taking into account any insurance payments available therefor; provided, that the Company may settle or compromise any litigation in connection with this Agreement or the transactions contemplated hereby without Parent’s prior written consent to the extent such settlement or compromise does not require the payment by the Company or any Company Subsidiary of an amount in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, after taking into account any insurance proceeds available therefor;

(k) terminate or cancel any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage, other than in the ordinary course of business;

(l) (i) enter into any new contract that would have been a “Company Contract” if it had been entered into prior to the date of this Agreement or (ii) amend, cancel, extend or terminate any Company Contract, in each case, other than in the ordinary course of business consistent with past practice;

(m) make or authorize any new capital expenditures other than capital expenditures set forth in the 2013 budget materials provided to Parent and any other capital expenditures not in excess of One Million Dollars ($1,000,000) in the aggregate in order to address exigent circumstances;

(n) by act or failure to act, adversely modify, or fail to maintain in full force and effect in accordance with their respective terms and conditions, any of the FCC Licenses or take or fail to take any action that would reasonably be expected to cause the FCC or any other Governmental Entity to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses in any material respect or enter into any FCC consent decree with respect to any Station or any of the FCC Licenses if such FCC consent decree will survive the Closing Date or if such FCC consent decree involves the payment by the Company and/or any Company Subsidiaries of more than Fifty Thousand Dollars ($50,000);

(o) make or change any material Tax election, adopt or change any material period in respect of Taxes, adopt or change any material method of Tax accounting, file any material amended Tax Return or settle, compromise or surrender any material Tax liability, claim or refund, enter into any closing agreement relating to material Taxes, file any material Tax Return that is inconsistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (except extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice);

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(q) write down any of its material consolidated assets, except pursuant to Applicable Law or U.S. GAAP; and

(r) agree or commit to do any of the foregoing.

Section 7.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, from the date of this Agreement until the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken (a) any action that could be expected to delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) any action that would cause any of the representations or warranties of Parent and Merger Sub contained herein to become inaccurate in any material respect or any of the covenants of Parent and Merger Sub to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.2.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information. Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries to, afford to Parent and its financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives (collectively, “Representatives”) reasonable access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its books, records, properties, premises and personnel and all other financial, operating and other data and information as Parent may reasonably request; provided, that (i) the Company and the Company Subsidiaries shall not be obligated to provide access to (A) any information that is competitively sensitive, (B) any information that would reasonably be expected to result in the loss of attorney-client privilege with respect to such information (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that would not reasonably be expected to jeopardize the attorney-client privilege), (C) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party, (D) any information that, in the reasonable judgment of the Company after consultation with counsel, would violate any Applicable Law or (E) any information that is reasonably pertinent to any litigation in which the Company or any Company Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (ii) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement and (iii) the Company and Company Subsidiaries shall not be required to conduct, or permit Parent or any of its Representatives to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media relating to any Company Real Property. Without limiting the generality of the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct or review, as applicable. Each party shall continue to abide by the terms of the confidentiality agreement between Sinclair Broadcast Group Inc. and the Company, dated January 30, 2013 (the “Confidentiality Agreement”). Prior to any entry upon or physical inspection of any Company Real Property pursuant to this Section 8.1, Parent shall execute and deliver to the Company an access and indemnity agreement in a commercially reasonable form to be provided by the Company and shall provide evidence of liability insurance coverage reasonably acceptable to the Company.

Section 8.2 Proxy Statement.

(a) As soon as reasonably practicable following the date hereof, the Company shall, with the assistance of Parent, prepare, and the Company shall file with the SEC, a proxy statement relating to the approval of this Agreement by the shareholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”). Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) Each of Parent and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondences and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Parent, and all mailings to the shareholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent; provided, that the Company will no longer be required to comply with the foregoing if the Company Board has effected any Adverse Recommendation Change or shall have resolved to do so. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company. Each of the Company and the Parent shall give reasonable and good faith consideration to any comments made by the other or its counsel.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the shareholders of the Company.

Section 8.3 Company Shareholders’ Meeting. The Company shall, in accordance with its Constituent Documents and Applicable Law, promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) for the sole purpose of seeking the Company Shareholder Approval and shall (a) except as otherwise provided in Section 8.4(b), recommend approval of this Agreement and include in the Proxy Statement such recommendation and (b) unless an Adverse Recommendation Change shall have been issued, use commercially reasonable efforts to solicit such approval. Further, if the Company is unable to obtain a quorum of its shareholders at the Company Shareholders’ Meeting, the Company may adjourn the Company Shareholders’ Meeting if necessary in order to obtain a quorum of its shareholders.

Section 8.4 Acquisition Proposals.

(a) The Company shall not, nor shall it authorize or knowingly permit any Company Subsidiary or any of its or their respective directors, officers or employees or any Representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal or (ii) other than with Parent, Merger Sub or their respective directors, officers, employees or other Representatives, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to the receipt of the Company Shareholder Approval, the Company or any Company Subsidiary receives an Alternative Transaction Proposal (other than as a result of a breach of this Section 8.4), the Company and the Company Board may (directly or through their Representatives) (i) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal and (ii) if the Company Board determines in good faith after consultation with its outside legal counsel and independent financial advisor that such Alternative Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal, the Company Board may (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement with confidentiality provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement then in effect; provided, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal. The Company will within one (1) Business Day provide Parent with all non-public information regarding the Company that has not previously been provided to Parent that is provided to any Person making such Alternative Transaction Proposal.

(b) The Company Board shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, adoption, recommendation or declaration of advisability of this Agreement or the Merger and the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) (it being understood that a “stop, look and listen” communication by the Company Board to the holders of Common Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act or the taking of a neutral or no position with respect to any Alternative Transaction Proposal shall not constitute an Adverse Recommendation Change) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement referred to in Section 8.4(a)) (A) constituting or that could reasonably be expected to lead to any Alternative Transaction Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, that, in the case of this clause (ii), the Company shall not be prohibited from entering into an agreement if it concurrently terminates this Agreement pursuant to Section 10.1(h). Notwithstanding anything to the contrary contained herein, but subject to the Company’s compliance in all material respects with the other provisions of this Section 8.4, as applicable, at any time prior to obtaining the Company Shareholder Approval, the Company Board may (x) make an Adverse Recommendation Change if there exists material events or changes in circumstance not related to an Alternative Transaction Proposal that were not known by the Company Board as of the date of this Agreement and, as a result thereof, the Company Board determines in good faith, after consultation with the Company’s outside counsel and its independent financial advisor, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to the shareholders of the Company under Applicable Law (an “Intervening Event Adverse Recommendation Change”); provided, that the Company shall provide Parent with no less than three (3) Business Days’ advance notice of any Intervening Event Adverse Recommendation Change (and, if and for so long as Parent requests, during such three (3) Business Day period the Company and its legal counsel and independent financial advisor shall negotiate in good faith with Parent regarding any revisions to the terms of the Merger proposed by Parent, the purpose of which is to render the Intervening Event Adverse Recommendation Change unnecessary), or (y) (i) make an Adverse Recommendation Change related to an Alternative Transaction Proposal if the Company Board determines in good faith, after consultation with the Company’s outside counsel and its independent financial advisor, that such Alternative Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal (a “Superior Proposal Adverse Recommendation Change”) or (ii) in response to a Superior Proposal, resolve to accept such Superior Proposal and cause the Company to terminate this Agreement pursuant to Section 10.1(h); provided, that concurrently with such termination, the Company pays the fees required by Section 10.3; provided, further, that (A) no Superior Proposal Adverse Recommendation Change pursuant to this Section 8.4(b) may be made and (B) no valid termination of this Agreement pursuant to Section 10.1(h) may be made, unless the Company Board shall have first provided prior written notice to Parent that it is prepared to (1) make a Superior Proposal Adverse Recommendation Change or (2) terminate this Agreement pursuant to Section 10.1(h) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall (except to the extent prohibited by a confidentiality agreement entered into prior to the date of this Agreement) contain a description of the material terms and conditions of such Superior Proposal (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change), and Parent does not make, within three (3) Business Days after receipt of such notice, a proposal setting forth revised terms and conditions of this Agreement that would, in the good faith judgment of the Company Board, after consultation with its outside legal counsel and its independent financial advisor, cause the offer previously constituting a Superior Proposal no longer to constitute a Superior Proposal. If Parent has in good faith made such a proposal to the Company during the three (3) Business Day period prior to the Company Board making a Superior Proposal Adverse Recommendation Change pursuant to this Section 8.4(b) or the Company terminating this Agreement pursuant to Section 10.1(h), the Company agrees that the Company and its outside legal counsel and its independent financial advisor shall negotiate in good faith with Parent and its outside legal counsel (so long as Parent and such outside legal counsel are negotiating in good faith) until the expiration of such three (3) Business Day period regarding any such revisions to the terms and conditions of this Agreement set forth in such proposal. Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the making of a Superior Proposal Adverse Recommendation Change pursuant to this Section 8.4(b) by the Company Board or the Company terminating this Agreement pursuant to Section 10.1(h) shall require the Company to provide to Parent a new Superior Proposal Notice and a new period of three (3) Business Days.

(c) Notwithstanding anything to the contrary contained herein, the Company or the Company Board shall be permitted to (i) comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act, including by taking and disclosing to the shareholders of the Company a position with respect to a tender offer by a third party and (ii) waive any “standstill” or similar provision in order to permit a Person to make an Alternative Transaction Proposal, if, in the case of both clauses (i) and (ii), in the good faith judgment of the Company Board, after consultation with outside legal counsel and its independent financial advisor, failure to so comply or waive would be inconsistent with its fiduciary duties to the shareholders of the Company under Applicable Law.

(d) The Company shall advise Parent orally and in writing as promptly as reasonably practicable, and in all events within one (1) Business Day, after the receipt thereof of any Alternative Transaction Proposal or request for information that expressly contemplates or that the Company believes would reasonably be expected to lead to an Alternative Transaction Proposal, the material terms and conditions of any such Alternative Transaction Proposal (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal or request. The Company shall keep Parent reasonably informed of the status (including any changes to the material terms and conditions thereof) of any such Alternative Transaction Proposal.

Section 8.5 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or nonactions by, and make as promptly as practicable all necessary filings and submissions with, any Governmental Entity or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement; provided, that in no event shall the Company or any of the Company Subsidiaries or Parent or Merger Sub be required to pay any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement under any contract other than de minimis amounts, (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party, and (B) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent permitted by Applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

(b) For purposes of this Section 8.5, “reasonable best efforts” shall include (i) diligently prosecuting the FCC Applications, (ii) vigorously defending, contesting and objecting to any claims, lawsuits, petitions to deny, objections, actions or other proceedings, whether judicial or administrative, by or before any Governmental Entity challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iii) executing settlements, undertakings, consent decrees, stipulations or other agreements, (iv) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent or its Affiliates other than broadcast stations of the Parent or its Affiliates in Markets other than the Stations’ Markets, (v) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (vi) permitting the Company to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary prior to the Closing, (vii) agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (viii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or its Affiliates, (ix) agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing and (x) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or its Affiliates (including the Surviving Corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets; provided, however, that (a) the Company and the Company Subsidiaries shall not be required to take, and Parent and Merger Sub shall not take, any such actions contemplated in clauses (i) through (x) above which would bind the Company or the Company Subsidiaries in respect of any matter if the Closing does not occur, and (b) notwithstanding anything herein to the contrary, the parties hereto agree and acknowledge that this Section 8.5(b) shall not require, or be construed to require, any party hereto or their respective Affiliates to take or agree to take any action or agree or consent to any limitations or restrictions on freedom of action with respect to, or its ability to retain, or make changes in, any such businesses, assets, licenses, services or operations of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates) that individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (provided, that, for such purposes, “Parent Material Adverse Effect” shall have the same meaning as Company Material Adverse Effect, disregarding clause (ii) thereof and substituting Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger).

(c) Without limiting the generality of Section 8.5(a) and Section 8.5(b) above:

(i) Within ten (10) Business Days of the date of this Agreement, the Company, Parent and Merger Sub, as applicable, shall file applications with the FCC seeking the FCC Consent (collectively, the “FCC Applications”). The Company, Parent and Merger Sub shall use reasonable best efforts to obtain the FCC Consent as promptly as practicable. Parent shall pay the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Without limiting the generality of Section 7.2, except as otherwise contemplated by Section 8.5(b), no party hereto shall take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of materially delaying the grant of the FCC Consent.

(ii) Within ten (10) Business Days of the date of this Agreement, the Company, Parent and Merger Sub shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne by Parent or Merger Sub, as applicable.

(d) In order to avoid disruption or delay in the processing of the FCC Applications, Parent shall, and shall cause its Affiliates to, agree (i) as part of the FCC Applications, to request that the FCC apply its policy of permitting the assignment of the FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any application for the renewal of any FCC License (a “Renewal Application”), and (ii) to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. In addition, Parent and Merger Sub acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application with respect to any Station and thereby to facilitate the grant of the FCC Consent with respect to such Station, the Company (or any applicable Company Subsidiary) shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Station with respect to which the FCC may permit the Company (or any applicable Company Subsidiary) to enter into a tolling agreement.

(e) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1, Parent and the Company shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of either party to exercise its rights under Section 10.1.

Section 8.6 Public Announcements; Public Disclosures. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably delayed, conditioned or withheld); provided, that the Company shall be permitted (without consulting with, or obtaining the consent of, Parent) to make such statements and announcements to its employees as the Company shall deem to be reasonably necessary. Notwithstanding the foregoing, (a) nothing in this Section 8.6 shall limit the Company’s or the Company Board’s rights under Section 8.4, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has effected any Adverse Recommendation Change or shall have resolved to do so and (c) the requirements of this Section 8.6 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.7 Employee Matters.

(a) Until the twelve (12) month anniversary of the Effective Time (the “Benefits Continuation Period”), and subject to the last sentence of this Section 8.7, Parent shall provide, and shall cause the Surviving Corporation and their respective Subsidiaries to provide, for those employees of the Company and the Company Subsidiaries (excluding any employees represented by labor unions and/or covered by collective bargaining agreements) who continue as employees of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (the “Company Employees”), (i) a base salary or hourly wage rate that is no less favorable than that provided to such Company Employee immediately prior to the Effective Time, (ii) a cash incentive opportunity (including bonuses and/or commissions) that is no less favorable than that provided to such Company Employee immediately prior to the Effective Time and (iii) employee benefits (including welfare plan benefits for spouses and dependents, as applicable, but excluding any equity based compensation and defined benefit pension plan) that either, at the option of Parent, are (A) no less favorable in the aggregate than those provided to such Company Employee immediately prior to the Effective Time or (B) no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries. Without limiting the generality of the foregoing, for the Benefits Continuation Period, Parent shall honor, or shall cause the Surviving Corporation or any of their respective Subsidiaries to honor the severance, retention and any similar benefits and any Company Benefit Plan set forth on Section 8.7(a) of the Company Disclosure Letter provided to a Company Employee under an applicable Company Benefit Plan immediately prior to the Effective Time, including by recognizing all service recognized for such purposes under the applicable Company Benefit Plan (unless otherwise agreed to in writing by the affected Company Employee).

(b) For purposes of determining eligibility to participate, vesting, benefit accrual and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the “New Plans”), the Company Employees shall receive service credit for service with the Company and the Company Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Benefit Plans, including with respect to vacation time, sick time and recognized holidays, except for benefit accrual under any defined benefit pension plan or to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause (x) all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under such New Plan to be waived for such employee and his or her covered dependents, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Company Benefit Plan immediately prior to the Effective Time, and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year ending on the date such employee’s participation in the New Plan begins to be taken into account under such New Plan for the purpose of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar expenses applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Without limiting the generality of Section 8.7(a), from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms each Company Benefit Plan that continues to be in effect and operate and administer such Company Benefit Plan in good faith and accordance with its terms.

(d) For those employees of the Company and the Company Subsidiaries represented by labor unions and/or covered by collective bargaining agreements who continue as employees of Parent, the Surviving Corporation or any of their respective Subsidiaries, Parent shall, and shall cause the Surviving Corporation and their respective Subsidiaries to, honor in accordance with their terms each applicable collective bargaining agreement in good faith. The Company shall take or cause to be taken such actions as are required pursuant to the terms of any applicable collective bargaining agreement covering employees of the Company or any Company Subsidiary in connection with the transactions contemplated hereby, and the parties hereto shall cooperate between the date hereof and the Closing Date to facilitate the assumption, as applicable, of the obligations under such collective bargaining agreements by the Surviving Corporation or its Subsidiaries.

(e) Nothing in this Section 8.7 shall confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and their respective successors and assigns.

Section 8.8 Company Indemnification Provisions.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Constituent Documents, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), in each case, to the fullest extent authorized or permitted by Applicable Law without regard to whether indemnification may be available to such Indemnified Party from another Person, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 8.8(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or any Company Subsidiary, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company or any Company Subsidiary) or (C) an employee or agent of the Company or any Company Subsidiary after the date of this Agreement, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified

Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. Parent shall cause the Constituent Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 8.8.

(b) The Company may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’, employed lawyers’ and fiduciary liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’, employed lawyers’ and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such Person occurring prior to the Effective Time (but only in respect thereof) in amount and scope no less favorable, in the aggregate, than the Company’s existing policies, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to such insurance, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years following the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’, employed lawyers’ and fiduciary liability insurance policies. If such run-off policy or policies shall have been obtained by the Company prior to the Effective Time, Parent shall cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company for any reason fails to obtain such run-off policy or policies as of the Effective Time, Parent shall obtain, or cause the Surviving Corporation to obtain, such run-off policy or policies; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’, employed lawyers’ and fiduciary liability insurance policies (which aggregate premiums with respect to calendar year 2012 are hereby represented and warranted by the Company to be the amount set forth on Section 8.8(b) of the Company Disclosure Letter); provided, further, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of three hundred percent (300%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to three hundred percent (300%) of such amount.

(c) If Parent, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.

(d) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives. Notwithstanding any other provision of this Agreement to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and their respective Subsidiaries. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.8.

Section 8.9 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 8.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.12 Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.

Section 8.13 Section 16. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.14 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of the Common Shares with respect to which such payment is made), shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under Applicable Law).

Section 8.15 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors arising after the date of this Agreement as a result of the Merger and the other transactions contemplated hereby, and with respect to any settlement in connection therewith, no such settlement shall occur without Parent’s prior written consent, except as otherwise permitted under Section 7.1(j). It is understood and agreed that this Section 8.15 shall not give Parent the right to direct any such defense.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) (i) Any waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and any approvals required thereunder shall have been obtained and (ii) the FCC Consent shall have been granted and shall be in full force and effect;

(b) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having jurisdiction which makes illegal, prohibits, restrains or enjoins consummation of the Merger shall be in effect; and

(c) The Company Shareholder Approval shall have been obtained.

Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of Parent and Merger Sub in Section 6.1, Section 6.2 and Section 6.11 that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than those in Section 6.1, Section 6.2 and Section 6.11) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of the Company in Section 5.1, Section 5.3, Section 5.4 and Section 5.23 that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, except, in each case, for any inaccuracy in the representations and warranties of the Company in Section 5.3 that results in de minimis liability, cost or expense to Parent or Merger Sub. The representations and warranties of the Company contained in this Agreement (other than those in Section 5.1, Section 5.3, Section 5.4 and Section 5.23) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 5.9(a)), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) The Company shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a) and Section 9.3(b); and

(d) The Company shall have received the consents set forth on Section 9.3(d) of the Company Disclosure Letter.

Section 9.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 8.5.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Shareholders’ Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or before the date that is twelve (12) months (the “Outside Date”) after the date hereof; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date; provided, further, the parties agree that Parent shall have no right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a legal proceeding by the Company for specific performance pursuant to Section 11.11;

(c) By Parent, prior to receipt of the Company Shareholder Approval, if an Adverse Recommendation Change shall have occurred;

(d) By Parent or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting or at any adjournment or postponement thereof;

(e) By Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall not have taken any action or failed to take any action that would cause it to be in material violation of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(f) By the Company, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) is incapable of being cured prior to the Outside Date or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Outside Date or (B) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(g) By Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (i) give rise to the failure of a condition set forth in Section 9.1 or Section 9.3 and (ii) is incapable of being cured prior to the Outside Date or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date or (B) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided, that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(h) By the Company if, at any time prior to receipt of the Company Shareholder Approval, (i) the Company Board has received a Superior Proposal, (ii) the Company is in compliance in all material respects with Section 8.4 and (iii) the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 10.3 concurrently with or prior to such termination.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Section 5.23, Section 6.11, the penultimate sentence of Section 8.1, this Section 10.2, Section 10.3, Article I and Article XI, and there shall be no liability on the part of any party hereto; provided, however, that, subject to Section 10.3(b), nothing herein shall relieve any party hereto from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including the total amount payable to such shareholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful or intentional breach of any provision of this Agreement.

Section 10.3 Company Termination Fees and Expenses.

(a) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 10.1(h);

(ii) this Agreement is terminated by Parent pursuant to Section 10.1(c); or

(iii)(A) prior to the date of the Company Shareholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its shareholders generally and not publicly withdrawn, (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(d) and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement to consummate, and within eighteen (18) months of such termination consummates, the transactions contemplated by such Alternative Transaction Proposal; provided, that references to “twenty-five percent (25%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay Parent an amount equal to Eleven Million Two Hundred Thousand Dollars ($11,200,000) (the “Company Termination Fee”). Any Company Termination Fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clauses (i) and (ii) above, concurrently with or prior to such termination or (B) in the case of termination pursuant to clause (iii) above, within two (2) Business Days of the consummation of the transactions referred to in clause (iii)(C) above.

(b) Each of the Company and Parent acknowledges and agrees that in the event that Parent is entitled to receive the Company Termination Fee pursuant to Section 10.3(a) of this Agreement, the right of Parent to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Parent, Merger Sub and any of their respective, direct or indirect, former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, regardless of the circumstances giving rise to such termination.

(c) If the Company fails to pay Parent any amounts due under Section 10.3(a) of this Agreement, the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, MD 21030
Facsimile: (410) 568-1537
E-mail: bfaber@sbgtv.com
Attention: Barry Faber, General Counsel

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
Facsimile: (202) 663-8007
E-mail: jeffreygrill@pillsburylaw.com
Attention: Jeffrey B. Grill, Esq

(b)	If to the Company, to:

Fisher Communications, Inc.
140 Fourth Ave North
Suite 500
Seattle, WA 98109
Facsimile: (206) 404-4885
E-mail: CBellavia@fsci.com
Attention: Christopher J. Bellavia, Esq., General Counsel

with a copy to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 354-8113
E-mail: mpierce@whitecase.com
cgong@whitecase.com
Attention: Morton A. Pierce, Esq.
Chang-Do Gong, Esq.

Section 11.3 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall not be assigned by operation of law or otherwise.

Section 11.5 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Washington without regard to the conflicts of law principles thereof.

(b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York or any court of the United States located in the County of New York in the State of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the New York Courts and (iii) agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that (i) to the extent such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of Washington as such party’s agent for acceptance of legal process and (ii) service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (i) or (ii) of the immediately preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of New York.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6 Expenses. Except as expressly set forth herein (including Section 8.5, Section 10.2 and Section 10.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 11.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 11.8 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto) and (c) waive compliance with any of the agreements or conditions , in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.

Section 11.10 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except (a) as provided in Section 8.8, (b) following the Effective Time, for the provisions of Article IV and (c) for the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.11 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Merger was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 11.10) shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Merger and Parent’s obligation to pay, and the right of the shareholders of the Company to receive, the Merger Consideration) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David D. Smith
Name: David D. Smith
Title: President & Chief Executive Officer

SINCLAIR TELEVISION OF SEATTLE, INC.

By:	/s/ David D. Smith
Name: David D. Smith
Title: President

FISHER COMMUNICATIONS, INC.

By:	/s/ Colleen B. Brown
Name: Colleen B. Brown
Title: President & Chief Executive Officer

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

Articles of Incorporation

of the Surviving Corporation

FIRST: The name of the corporation (the “Corporation”) is “Sinclair Television of Seattle, Inc.”

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Washington is 505 Union Ave. SE Suite 120, Olympia, WA 98501; and the name of the registered agent of the Corporation in the State of Washington at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act (the “WBCA”).

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SIXTH: The personal liability of an existing or former director or officer-director to the Corporation or its stockholders, or to a subsidiary corporation or its stockholders, for monetary damages for conduct as a director or officer-director is hereby eliminated, provided that such liability shall not be eliminated for acts or omissions that involve intentional misconduct or a knowing violation of law, for conduct violating WBCA § 23B.08.310, or for any transaction from which the existing or former director or officer-director will personally receive a benefit in money, property, or services to which such person is not legally entitled. The Corporation shall indemnify an existing or former director or officer-director made a party to a proceeding by reason of the fact that such person is or was a director or officer-director and obligate itself to advance or reimburse expenses incurred in any such proceeding, all without regard to the limitations in WBCA §§ 23B.08.510 through 23B.08.550 and in WBCA § 23B.08.560(2), provided that no such indemnity, advance or reimbursement shall be provided from or on account of (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of WBCA § 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property, or services to which such person was not entitled. The board of directors of the Corporation, by resolution adopted at any regular or special meeting, shall make provisions in the by-laws of the Corporation for the matters set forth in this Article SIXTH.

SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.